AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This AMENDMENT NO. 3 to RIGHTS AGREEMENT (this “Amendment”) is being entered into as of September 22, 2006, between Net Perceptions, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”).

The Company and the Rights Agent are parties to a Rights Agreement, dated as of June 1, 2001, as amended by Amendments No. 1 and 2 to Rights Agreement dated as of December 22, 2003 and April 21, 2004, respectively (as so amended, the “Rights Agreement”).

The Company is proposing to enter into an Equity Compensation Agreement (the “Equity Agreement”) between the Company and Kanders & Company, Inc., a Delaware Corporation (“Kanders & Company”), whereby, upon the terms and subject to the conditions set forth therein, the Company will grant to Kanders & Company without cost, and Kanders & Company will accept from the Company, 8,274,000 fully vested, unregistered shares of common stock of the Company, par value $0.0001 per share (the “Equity Compensation Shares”).

Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement in accordance with the provision of such Section 27. In connection with the Equity Agreement, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and deems such amendments to be necessary and desirable. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:

“Furthermore, notwithstanding anything in this Rights Agreement to the contrary, neither Kanders & Company nor any of its existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of the Equity Agreement Transactions.”

2. AMENDMENT OF SECTION 1(kk). Section 1(kk) of the Rights Agreement is hereby amended to add the following new proviso at the end thereof:

“; provided further, however, that no Triggering Event shall result solely by virtue of the Equity Agreement Transactions.”

3. AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is hereby amended to add the following new subparagraphs at the end thereof:

(qq) “Kanders & Company” shall mean Kanders & Company, Inc., a Delaware Corporation.

(rr) “Equity Agreement” shall mean the Equity Compensation Agreement between the Kanders & Company, entered into immediately after the execution and delivery of Amendment No. 3 to this Rights Agreement.

(ss) “Equity Agreement Transactions” shall mean the execution and delivery by the Company and Kanders & Company of the Equity Agreement and the grant by the Company to Kanders & Company, and the acquisition and ownership by Kanders & Company, of the Equity Compensation Shares, pursuant to the Equity Agreement.

4. AMENDMENT OF SECTION 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:

“Furthermore, notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of the Equity Agreement Transactions.”

5. AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:

“Furthermore, notwithstanding anything in this Rights Agreement to the contrary, the Equity Agreement Transactions shall not be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

6. AMENDMENT OF SECTION 11. Section 11 of the Rights Agreement is hereby amended to add the following new sentence after the second sentence of said Section:

“Furthermore, notwithstanding anything in this Rights Agreement to the contrary, the Equity Agreement Transactions shall not be deemed to be events of the type described in this Section 11 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11 or otherwise.”

7. AMENDMENT OF SECTION 13(d). Section 13(d) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:

“Furthermore, notwithstanding anything in this Rights Agreement to the contrary, the Equity Agreement Transactions shall not be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 13 or otherwise.”

8. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date, at the time immediately prior to the execution of the Equity Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

9. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

NET PERCEPTIONS, INC.

By:	Nigel P. Ekern
Name: Nigel P. Ekern Title: Chief Administrative Officer and Secretary

WELLS FARGO BANK, N.A., as Rights Agent

By:	Steven J. Hoffman
Name: Steven J. Hoffman Title: Assistant Vice President